Report on Financial Statement Schedule and Consent of Independent Auditors


The Board of Directors and Shareholders
Pinnacle Systems, Inc.:


The audits referred to in our report dated July 22, 1999, except as to Note 5(a), which is as of August 2, 1999, included the related financial statement schedule as of June 30, 1999, and for each of the years in the three-year period ended June 30, 1999, included in the annual report on Form 10-K for the year ended June 30, 1999. This financial statement schedule is the responsiblity of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

We consent to incorporation by reference in the registration statements (Nos. 33-89706, 333-25697, 333-16999, 333-34759, 333-63759, 333-74071, 333-75117,
333-75935,  333-84739,  and 333-85895) on Forms S-8 and S-3 of Pinnacle  Systems
Inc. of our report dated July 22, 1999, except as to Note 5(a), which is as of August 2, 1999, relating to the consolidated balance sheets of Pinnacle Systems, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, and the related schedule, which report appears in the June 30, 1999, annual report on Form 10-K of Pinnacle Systems, Inc.


                                                                        KMPG LLP

Mountain View, California
September 23, 1999